Exhibit 1(b)

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                                                                   FILED
                                                                OCT 29 1986
                                                             SECRETARY OF STATE
                                                            CORPORATION DIVISION

                        SCUDDER MANAGED MUNICIPAL BONDS

                    Establishment and Designation of Series
                       of Shares of Beneficial Interest,
                                Without Par Value

     The undersigned, being a majority of the Trustees of Scudder Managed Municipal Bonds, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust dated September 24, 1976, as amended (the "Declaration of Trust") of the Trust, hereby divide the shares of beneficial interest of the Trust into two separate series (each individually a "Fund" or collectively the "Funds"), each Fund hereby created having the following special and relative rights:

     1. The Funds shall be designated as follows:

        Scudder Managed Municipal Bonds
        Scudder High Yield Tax Free Fund

     2. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest without par value of each Fund ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

     3. Shareholders of each Fund shall vote separately as a class on any matter except for the election of Trustees, the selection of independent public accountants and the approval of the contract with a principal underwriter or to the extent shareholders of all Funds are required to vote together by, and any matter shall be deemed to have been effectively acted upon with respect to any Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule.


                                                             CITY CLERK'S OFFICE
                                                                 OCT 29 1986
                                                               CITY OF BOSTON

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     4. The shares of the Trust outstanding on the date hereof are hereby classified as shares of the Fund designated in Paragraph 1 above as Scudder Managed Municipal Bonds.

     5. The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, be allocated to the Fund designated in Paragraph 1 above as Scudder Managed Municipal Bonds and, hereafter, the assets and liabilities of the Trust shall be allocated among the Funds as set forth in
Section 5.11 of the Declaration of Trust, except as provided below:

          (a) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets.

          (b) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.

     6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of shareholders of a Fund.

Dated: October 29, 1986



/s/ David S. Lee                             /s/ George M. Lovejoy, Jr.
----------------------------                 -----------------------------------
David S. Lee                                 George M. Lovejoy, Jr.


/s/ Daniel Pierce                            /s/ August R. Meyer
----------------------------                 -----------------------------------
Daniel Pierce                                August R. Meyer


/s/ Peter B. Freeman
----------------------------
Peter B. Freeman